EXHIBIT 6.4

LOCK-UP AGREEMENT

The undersigned recipient of Series A 2020 EcoTree units (“Units”) of World Tree USA LLC (the “Company”) acknowledges that said Units were issued as non-cash compensation in respect of the Regulation A+ offering by the Company.  Each Unit represents a membership interest in the Company to potentially receive 25% of the net profits of distributions from the harvest and sale of Empress Splendor trees (the “World Trees”).  The net profits distribution, if any, may occur eight to 12 years from the time of planting after the harvest and sale of the World Trees planted in the 2020 Series A Offering.  The Placement Agent shall receive one Unit for each $250,000 sold in the Offering up to a maximum of 84,000 Units if the maximum offering of $10,500,000 is raised.  As such, the issuance of the Units are subject to FINRA Rules 5110(g)(1) and 5110(g)(2), as follows:

5110(g)(1) Lock-Up Restriction

In any public equity offering, other than a public equity offering by an issuer that can meet the requirements in paragraph (b)(7)(C)(i) or (ii) any common or preferred stock, options, warrants, and other equity securities of the issuer, including debt securities convertible to or exchangeable for equity securities of the issuer, that are unregistered and acquired by an underwriter and related person during 180 days prior to the required filing date, or acquired after the required filing date of the registration statement and deemed to be underwriting compensation by FINRA, and securities excluded from underwriting compensation pursuant to paragraph (d)(5)(A), (B), (C) and (E) above, shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering, except as provided in paragraph (g)(2) below.

5110(g)(2) Exceptions to Lock-Up Restriction

Notwithstanding paragraph (g)(1) above, the following shall not be prohibited:

(A) the transfer of any security:

(i) by operation of law or by reason of reorganization of the issuer;

(ii) to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction in paragraph (g)(1) above for the remainder of the time period;

(iii) if the aggregate amount of securities of the issuer held by the underwriter and related persons do not exceed 1% of the securities being offered;

(iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund;

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(v) that is not an item of value under paragraphs (c)(3)(B)(iii) through (vii) above;

(vi) that is eligible for the limited filing requirement in paragraph (b)(6)(A)(iv)b. and has not been deemed to be underwriting compensation under the Rule;

(vii) that was previously but is no longer subject to the lock-up restriction in paragraph (g)(1) above in connection with a prior public offering (or a lock-up restriction in the predecessor rule), provided that if the prior restricted period has not been completed, the security will continue to be subject to such prior restriction until it is completed; or

(viii) that was acquired subsequent to the issuer's initial public offering in a transaction exempt from registration under Securities Act Rule 144A; or

(B) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction in paragraph (g)(1) above for the remainder of the time period.

The Units shall bear a restrictive legend reflecting the above-stated lock-up provisions, and the undersigned recipient agrees to abide by the terms and conditions in this Lock-Up Agreement.  The lock-up period shall be for a period of 180 days beginning on the date of qualification by the Securities and Exchange Commission.

AGREED AND ACCEPTED:
WORLD TREE USA, LLC By: /s/ Deborah Cullen DEBORAH CULLEN, CFO	VANDERBILT FINANCIAL GROUP By: /s/ Stephen A. Distante STEPHEN A. DISTANTE, CHAIRMAN
____________________________________ [RECIPIENT]
Print name and address: _________________________________ _________________________________

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